SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement
     [ ] Confidential, for use of the Commission only (as permitted by
          Rule 14a-6(e)(2))
     [X] Definitive proxy statement
     [ ] Definitive additional materials
     [ ] Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                              TECH-SYM CORPORATION
                (Name of Registrant as Specified in Its Charter)

    _______________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
          or Item 22(a)(2) or Schedule 14A.

     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

         ____________________________________________________________________

     (2) Aggregate number of securities to which transactions applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
                              TECH-SYM CORPORATION
                             10500 WESTOFFICE DRIVE
                           HOUSTON, TEXAS 77042-5391

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 25, 1995

To the Stockholders
  of Tech-Sym Corporation:

    The Annual Meeting of Stockholders of Tech-Sym Corporation will be held in the Magnolia Room of The Houstonian Hotel & Conference Center at 111 North Post Oak Lane, Houston, Texas, on Tuesday, April 25, 1995, at 10:00 A.M., Houston Time, to vote on the following proposals:

        Proposal 1:  The election of nine directors.

        Proposal 2: The ratification of the appointment of Price Waterhouse LLP as independent accountants for the year 1995.

And to vote on all other matters incident to the conduct of the meeting or any adjournment(s) thereof.

    Stockholders of record at the close of business on March 13, 1995, are entitled to notice of and to vote at the meeting.

    All stockholders are cordially invited and urged to attend the meeting. EVEN IF YOU EXPECT TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ADDRESSED ENVELOPE. If you should attend, you may vote in person, if you wish, whether or not you have sent in your proxy.

                                         By Order of the Board of Directors.

                                                  J. RANKIN TIPPINS
                                            GENERAL COUNSEL AND SECRETARY
March 24, 1995

                              TECH-SYM CORPORATION

                                PROXY STATEMENT
SOLICITATION OF PROXIES

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Tech-Sym Corporation (the "Company") for use at the annual meeting of stockholders of the Company to be held in the Magnolia Room of The Houstonian Hotel & Conference Center at 111 North Post Oak Lane, Houston, Texas, on Tuesday, April 25, 1995, at 10:00 A.M., Houston Time, and at any adjournment(s) thereof pursuant to and for the purposes set forth in the accompanying Notice of Meeting.

    The cost of solicitation of these proxies will be borne by the Company, including the reasonable costs incurred by custodians, nominees, fiduciaries, and other agents in forwarding the proxy material to their principals. The Company has engaged Georgeson & Company, Inc., a firm of professional proxy solicitors, to solicit proxies and will pay such firm a fee of approximately $6,000, plus expenses for so acting. In addition to such solicitation and the solicitation made hereby, certain directors, officers, and regular employees of the Company may solicit proxies by telegraph, telephone, and personal interview.

    A proxy will be voted in accordance with the stockholder's instruction or, if no instruction is indicated, it will be voted in favor of the proposals set forth in the notice attached hereto. Any stockholder may revoke his or her proxy at any time prior to its use by a later dated proxy. The proxy also may be revoked if the stockholder is present at the meeting and elects to vote in person. It is anticipated that the proxy materials will be first mailed or given to stockholders on or about March 24, 1995.

SUBMISSION OF STOCKHOLDER PROPOSALS

    In order to be considered for inclusion in the Company's proxy statement relating to the 1996 annual meeting of stockholders, stockholder proposals must be received at the Company's principal executive office no later than November 27, 1995, and must otherwise comply with the requirements of Rule 14a-8 under the Securities Act of 1934, as amended.

VOTING SECURITIES

    At the close of business on March 13, 1995, the record date for determination of stockholders entitled to notice of and to vote at the meeting, there were outstanding 5,756,628 shares of Common Stock (exclusive of 1,307,592 treasury shares), each share being entitled to one vote upon each of the matters to be voted on at the meeting. There are no other voting securities outstanding.

    The holders of a majority of the shares entitled to vote, present in person or by proxy, shall constitute a quorum at all meetings of stockholders. For purposes of determining the presence of a quorum, shares entitled to vote include shares as to which there is an abstention from voting on some or all matters submitted for voting and include shares as to which a broker will vote on at least one matter pursuant to discretionary authority of such broker to vote on such matter pursuant to applicable stock exchange rules. In the absence of a quorum (2,878,315 shares) at the meeting, either in person or by proxy, the meeting may be adjourned from time to time without notice other than announcement at the meeting until a quorum shall be formed.

    In conformity with the corporate law of Nevada (the state of the Company's organization) and the Company's articles of incorporation and bylaws, at any meeting of stockholders at which a quorum is present, a majority of the shares entitled to vote, present in person or represented by

                                      -1-

proxy, shall decide any matter submitted to such meeting for vote, unless the matter is one upon which by law or by express provision of the articles of incorporation or bylaws the vote of a greater number is required, in which case the vote of such greater number shall govern and control the decision of such matter. None of the proposals set forth in this proxy statement require a greater vote than a majority of shares. For purposes of determining whether a majority has been obtained with respect to a particular matter, shares as to which there is an abstention from voting and shares as to which a broker does not have authority to vote on such matter will not be treated as present and entitled to vote with respect to such matter.

    The following table sets forth as of January 31, 1995, the beneficial ownership of the Company's Common Stock with respect to each person known by the Company to be the beneficial owner of more than five percent of the Company's currently outstanding shares of Common Stock.

      NAME AND BUSINESS ADDRESS           AMOUNT AND NATURE OF   PERCENT
        OF BENEFICIAL OWNERS              BENEFICIAL OWNERSHIP   OF CLASS
---------------------------------------   --------------------   --------
Neuberger & Berman.....................        631,000(a)         10.96%
  605 Third Avenue
  New York, New York 10158-3698

Lazard Freres & Co. ("Lazard Freres")..        357,000(b)          6.20%
  One Rockefeller Plaza
  New York, New York 10020

Heine Securities Corporation ("HSC")
  and Michael F. Price.................        322,500(c)          5.60%
  51 J.F.K. Parkway
  Short Hills, New Jersey 07078

Dimensional Fund Advisors Inc.
  ("Dimensional")......................        312,600(d)          5.43%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401

Dawson-Samberg Capital Management,
  Inc. ("Dawson-Samberg"), Pequot
  General Partners ("Pequot"), and
  DS International Partners, L.P.
  ("DS International").................        301,900(e)          5.24%
  354 Pequot Avenue
  Southport, Connecticut 06490

Merrill Lynch Trust Company of Texas
  as Trustee of the Tech-Sym
  Retirement Plan (the "Trustee")......        368,861(f)          6.41%
  Suite 1150
  2121 San Jacinto Street
  Dallas, Texas 75201
---------
  (a) According to an amended Schedule 13G dated February 10, 1995, and filed with the Securities and Exchange Commission by Neuberger & Berman, Neuberger & Berman had sole voting power with respect to 65,200 of such shares and shared dispositive power with respect to all such shares.

  (b) According to a Schedule 13G dated February 14, 1995, and filed with the Securities and Exchange Commission by Lazard Freres, Lazard Freres had sole voting power and shared dispositive power with respect to all such shares.

  (c) According to a Schedule 13G dated February 8, 1995, and filed with the Securities and Exchange Commission by HSC and its President, Michael F. Price, HSC and Michael F. Price had sole voting power and sole dispositive power with respect to all such shares.

                                      -2-

  (d) According to a Schedule 13G dated January 31, 1995, and filed with the Securities and Exchange Commission by Dimensional, Dimensional had sole voting power with respect to 221,800 of such shares and sole dispositive power with respect to all such shares. Persons who are officers of Dimensional also serve as officers of DFA Investment Dimensions Group Inc., (the "Fund") and the DFA Investment Trust Company (the "Trust"). In their capacities as officers of the Fund and the Trust, these persons vote 67,300 additional shares which are owned by the Fund and 23,500 shares which are owned by the Trust.

  (e) According to a Schedule 13D dated December 14, 1994, and filed with the Securities and Exchange Commission by Dawson-Samberg, Pequot, and DS International (collectively, the "Dawson-Samberg Group"), the Dawson-Samberg Group had sole voting power and sole dispositive power with respect to all such shares.

  (f) According to a financial statement as of January 31, 1995, provided by the Trustee. The shares are held for the benefit of employees and former employees of the Company who participate in the Company's Retirement Plan. Each participant may direct the Trustee regarding the voting of such shares allocated to the participant's account. The total number of shares does not include those shares allocated to the accounts of the executive officers which are included in the table of beneficial ownership by officers and directors below.

    The following table sets forth as of January 31, 1995, the beneficial ownership of the Company's Common Stock with respect to each director and nominee for director, each of the executive officers named in the Summary Compensation Table below, and all executive officers and directors of the Company as a group.

                                               AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                        ------------------------------------------------------
                                        SOLE VOTING      OPTIONS
                                            AND        EXERCISABLE       OTHER
         NAME OF INDIVIDUAL             INVESTMENT       WITHIN        BENEFICIAL     PERCENT
              OR GROUP                     POWER         60 DAYS      OWNERSHIP<F1>   OF CLASS
-------------------------------------   -----------    -----------    ------------    --------
W. L. Creech.........................        1,000          3,000            --           *
A. A. Gallotta, Jr...................          --          18,000            --           *
Wendell W. Gamel.....................       71,953<F2>     25,000          5,375        1.77%
Christopher C. Kraft, Jr.............          500         19,000            --           *
Richard F. Miles.....................          --           6,000            685          *
Robert E. Moore......................       18,500         12,000            --           *
Coy J. Scribner......................          --          22,000          4,685          *
Rollin J. Sloan......................          --          13,000            --           *
Joal A. Teresko......................        1,900         22,000            --           *
Ray F. Thompson......................       14,050         18,000          4,566          *
J. Rankin Tippins....................        4,044         10,500          2,033          *
Charles K. Watt......................          --          13,000            --           *
All directors and executive
  officers as a group
  (14 persons).......................      118,697        198,900         20,811        5.68%
---------

 *  Less than one percent (1%)

<F1>Represents shares allocated to the employee through his participation in the Tech-Sym Retirement Plan.

<F2>Includes 5,000 shares held in trust for Mr. Gamel's children in which he disclaims beneficial ownership.

                                      -3-

                            ELECTION OF DIRECTORS

    PROPOSAL 1: THE BOARD OF DIRECTORS BY A UNANIMOUS VOTE NOMINATED AND URGES YOU TO VOTE FOR THE NINE NOMINEES LISTED BELOW. PROXIES SOLICITED HEREBY WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE COMMON STOCK PRESENT IN PERSON OR BY PROXY AT THE MEETING AND ENTITLED TO VOTE IS REQUIRED FOR APPROVAL OF THIS PROPOSAL.

    The Board recommends the election of the nominees listed below as directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. Each of such nominees is presently a member of the Board. If at the time of the 1995 annual meeting of stockholders, any of such nominees should be unable to serve or is unwilling to serve, the discretionary authority provided in the Proxy will be used to vote for a substitute or substitutes designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

    The Articles of Incorporation provide that the affairs of the Company shall be conducted by a Board of Directors of not less than three nor more than twenty members and empower the Board to increase or decrease its size within such limits. The Board in its discretion and in accordance with such authority has fixed its size at nine members. No proxy will be voted for a greater number of persons than the number of nominees named herein. If deemed desirable in the best interests of the Company, the Board of Directors (pursuant to authority contained in the Articles of Incorporation) may, subsequent to the annual meeting of stockholders, increase its size and elect one or more additional qualified persons to fill the vacancies which then exist pending the next annual meeting of stockholders.

    The nominees, and certain information with respect to each of them, are as follows:

    [Photo of       W. L. CREECH                                 Age 67
     nominee]       Director since 1989                   Audit Committee Member

Since his retirement from the United States Air Force as a Four Star General in 1984, General Creech has been an independent business consultant. During his military career spanning more than 37 years, General Creech held a succession of important posts, including as his last assignment Commander of the Tactical Air Command USAF. General Creech also serves as a director of Comarco, Inc., and ESEA Corporation.

    [Photo of       A. A. GALLOTTA, JR.                           Age 62
     nominee]       Director since 1986                   Audit Committee Member

Admiral Gallotta has been President of AAG Associates, Inc., a consulting firm for electronic companies, since 1985, the year that he retired from the United States Navy as a Rear Admiral. From 1988 to January 1990, he served as President and Director of SWL, Inc., a technical support contractor to the United States Department of Defense and a subsidiary of Flow General Corporation. Admiral Gallotta dedicated 23 years of his naval career to electronic warfare related activities and was Vice Commander, Naval Electronics System Command, at the time of his retirement.
                                      -4-

    [Photo of       WENDELL W. GAMEL
     nominee]       Director since 1966                           Age 65

Mr. Gamel was first elected President of the Company in 1975. In 1980, he was elected Chairman of the Board and has continuously served in both capacities ever since.

    [Photo of       CHRISTOPHER C. KRAFT, JR.                     Age 71
     nominee]       Director since 1983           Compensation Committee Member

Dr. Kraft has been a consultant to the aerospace industry since his retirement as Director of the NASA Johnson Space Center in 1982. He was Flight Director for all of the Mercury missions and many of the Gemini missions. He also serves as a director of LifeCell Corporation.

    [Photo of       ROBERT E. MOORE                               Age 69
     nominee]       Director since 1966

Mr. Moore retired as Vice President, Secretary and General Counsel of the Company on December 31, 1990, after serving in such positions for more than nineteen years. Effective January 1, 1991, he became a consultant to the Company.

    [Photo of       COY J. SCRIBNER                               Age 63
     nominee]       Director since 1983

From 1972, continuing to the present, Mr. Scribner has been President of Metric Systems Corporation, a subsidiary of the Company engaged in the business of designing and manufacturing electronic systems primarily used in defense. He was elected as a Vice President of the Company in 1985 and also serves as Chairman of Enterprise Electronics Corporation, a subsidiary of the Company engaged in the business of designing and manufacturing weather radars.

                                      -5-
    [Photo of       ROLLIN J. SLOAN                               Age 74
     nominee]       Director since 1983         Compensation Committee Chairman

Mr. Sloan retired as President of TRAK Microwave Corporation ("TRAK") on December 31, 1987, an office that he held since 1969. Effective January 1, 1988, he became a consultant to TRAK and was elected Chairman of its Board of Directors. TRAK, a subsidiary of the Company, is engaged in the design and manufacture of microwave components.

    [Photo of       JOAL A. TERESKO                               Age 57
     nominee]       Director since 1977                Audit Committee Chairman

Mr. Teresko has been an independent business consultant and Managing Director of Laurel Hill Investments for more than the past five years. He previously served as Vice President of Kennecott Development Company, a unit of Kennecott Copper Corporation, and Director of Corporate Develop- ment for Chemetron Corporation.

    [Photo of       CHARLES K. WATT                               Age 57
     nominee]       Director since 1987           Compensation Committee Member

Since 1988, Dr. Watt has served as Chairman of Scientific Research Corporation, a company involved in advanced technology products and services in which both the Company and Dr. Watt have equity interests. Since April 1990, Professor Watt has been a faculty member and Executive Assistant to the President at Clemson University. Prior to this appointment, he served as a laboratory director and faculty member at the Georgia Institute of Technology and as Director of Defense Test and Evaluation in the Office of the Secretary of Defense.

    The Board has standing audit and compensation committees (the "Audit Committee" and the "Compensation Committee", respectively) that are composed of directors of the Company. The Board does not have a standing nominating committee, but considers and selects as a whole directors to fill Board vacancies that arise between annual meetings of stockholders as well as nominates candidates for election at such meetings. The Audit Committee's functions include making recommendations concerning the engagement of independent accountants, reviewing with the independent accountants the plan and results of the auditing engagement, approving professional services provided by the independent accountants, reviewing the independence of the independent accountants and reviewing the adequacy of the Company's internal accounting controls. The Compensation Committee makes recommendations to the Board as to compensation to be paid to (i) the officers of the Company, (ii) the chief executive officers and general managers of subsidiaries and divisions, and (iii) all employees of the Company and its subsidiaries, regardless of position, whose compensation exceeds a certain amount. The Compensation Committee also reviews, and makes recommendations to the Board with respect to, all incentive compensation plans proposed for the Company and its subsidiaries. The Compensation Committee administers the 1980 Stock Option Plan and the 1990

                                      -6-

Stock Option Plan of the Company and has sole authority to grant options and stock appreciation rights under the 1990 Stock Option Plan. Options and stock appreciation rights may no longer be granted under the 1980 Stock Option Plan. During 1994, the Audit Committee had three meetings, the Compensation Committee had three meetings, and the Board of Directors had six meetings. All members of the Board of Directors attended 75% or more of the total number of meetings of the Board and Board committees on which they served.

DIRECTORS' REMUNERATION

    Members of the Board of Directors who are not employees of the Company are paid a fee of $1,300 for attendance at each Board meeting and a fee of $100 for attendance at each Board committee meeting except for committee chairmen who are paid $250 for attendance at each Board committee meeting which they chair. Board members who are employees of the Company receive a fee of $100 for attendance at each Board meeting. Members of the Board who are not current or former employees of the Company are also paid an Annual Director Fee of $20,000.

NONEMPLOYEE DIRECTORS RETIREMENT PLAN

    Each director who is not a present or former officer or employee of the Company covered by a Company retirement plan or agreement is automatically covered by the Company's Nonemployee Directors Retirement Plan. Upon his retirement on or after reaching age 65 or his termination due to disability, a director will be entitled to receive from the Company an annual retirement benefit equal to 65% of the Annual Director Fee in effect prior to his retirement or disability. If a director leaves the Board prior to reaching age 65 for reasons other than disability, his retirement benefit will not begin until he reaches age 65 and, if he has served less than ten years as a director, his retirement benefit will be reduced by 10% for each such year.

    The surviving spouse of a deceased director who was entitled to receive a retirement benefit under this plan will receive an annual benefit from the Company, beginning with the director's death, equal to 37 1/2% of the Annual Director Fee, subject to a reduction of 10% for each year less than 10 served as a director unless such director was a member of the Board on his date of death or had been previously terminated due to a disability. The spouse's benefit will continue for ten years or until the spouse's death, whichever occurs first.

    In the event of a change in control of the Company, as defined in the plan, the retirement benefits become 100% vested regardless of a director's length of service and are payable in a lump sum.

    The Company has contributed certain assets to a trust with a commercial bank to provide for the payment of the benefits under the plan. The amounts held in trust remain available to the claims of creditors of the Company in the event of its bankruptcy or insolvency.

STOCK OPTION PLAN

    The Company's 1990 Stock Option Plan provides for the automatic grant of non-qualified stock options and stock appreciation rights (SARs) to nonemployee directors of the Company. An individual who becomes a nonemployee director shall be automatically granted options and SARs with respect to 10,000 shares of Common Stock as of the date such person first becomes a member of the Board of Directors. Each nonemployee director shall be automatically granted options and SARs with respect to an additional 1,000 shares of Common Stock effective as of the date of each regular annual meeting at which such person is reelected or continues to serve as a director. The exercise price of such options and SARs may not be less than 100% of the fair market value per share of the Common Stock on the date of grant. The stock options and SARs are exercisable on and after the first
                                     -7-

anniversary of the date of grant and have a term of ten years unless earlier terminated in the event a nonemployee director ceases to be a member of the Board for any reason except death, permanent disability, or retirement. The 1990 Stock Option Plan provides that, upon a change in control of the Company, all outstanding stock options and SARs would be immediately exercisable (with certain exceptions).

CONSULTING AND EMPLOYMENT AGREEMENTS

    Under a consulting agreement with the Company's subsidiary, TRAK, effective January 1, 1988, and terminating December 31, 1998, Mr. Rollin J. Sloan, a director, who retired as President of TRAK on December 31, 1987, is performing advisory and consulting services to TRAK and is being compensated therefor in the annual amount of $70,000. For the year ended December 31, 1994, the Company paid Mr. Sloan $70,000 under the agreement.

    The Company has a consulting agreement with Mr. Robert E. Moore, formerly an officer and currently a director of the Company, under which Mr. Moore provides advisory and consulting services to the Company for annual compensation of $9,263. Such agreement was effective on January 1, 1991, and is scheduled to terminate on December 31, 2000. For the year ended December 31, 1994, Mr. Moore was paid $9,263 under this agreement. For such year, Mr. Moore was also paid $69,225 pursuant to a deferred compensation agreement with the Company. Such agreement provides for the payment of such amount annually during the life of Mr. Moore and also provides for the payment of a surviving spouse's benefit, following his death, in an annual amount of $39,937.50 for the lesser of ten years or the remainder of her life.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Sloan retired as President of TRAK, a wholly-owned subsidiary of the Company, on December 31, 1987, an office that he had held since 1969. Effective January 1, 1988, he became a consultant to TRAK under a contract terminating on December 31, 1998, and was elected Chairman of its Board of Directors.

    Since September 12, 1988, Dr. Watt has served as Chairman of Scientific Research Corporation ("SRC") in which both the Company and Dr. Watt have equity interests. Mr. Gamel serves on the SRC Board of Directors which determines the compensation for Dr. Watt.

COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and, if any, persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange reports relating to ownership and changes in ownership of such Common Stock. Copies of these reports must also be furnished to the Company. Based on a review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that all applicable Section 16(a) reporting requirements were fulfilled.
                                      -8-

                            COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

    The Board of Directors has a Compensation Committee comprised of three nonemployee directors which reviews and recommends to the Board the payment of
(i) compensation to any employee of the Company or its subsidiaries with an annual salary of $100,000 or more, and (ii) compensation, regardless of amount, to any division or subsidiary general manager or chief executive officer. In addition, the Committee reviews and recommends to the Board all incentive compensation plans including, without limitation, bonus plans, stock option plans, stock purchase plans, and key employee compensation agreements. The Board has final approval concerning the Committee's recommendations.

    The Compensation Committee also administers the Company's 1980 and 1990 Stock Option Plans and grants stock options and attendant stock appreciation rights to officers and key employees under the 1990 Stock Option Plan. The Board does not have any approval or disapproval authority concerning the stock options granted by the Committee.

    The executive compensation policies and practices are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals. Compensation of the executive officers of the Company is primarily comprised of salary, incentive bonus, and stock options. In addition, all of the executive officers participate in the Company's Section 401(k) Retirement Plan and have entered into Termination Agreements with the Company. The named executive officers are also parties to Executive Retirement Agreements with the Company.

SALARY

    The base salaries of the executive officers are established at a level deemed appropriate to attract and retain qualified executives. In establishing its recommendations, the Compensation Committee considers the recommendations of management, the amount of responsibilities of the executive officers, the salaries of others similarly situated both within and outside of the Company, the recent performance in the executive's area of responsibility, the relative performance of other companies in similar businesses, and any changes in the cost-of-living. The salaries of the executive officers are usually reviewed annually and the performance of the prior year is evaluated. As a result, individual performances in 1993 were considered in establishing salaries during 1994.

INCENTIVE BONUS PLANS

    The Company and its subsidiaries have incentive bonus plans which provide for incentive compensation for their officers and key employees. Under the Company's plan, the aggregate bonus pool from which such awards can be made in any year cannot exceed 2% of the Company's consolidated earnings before federal and state income taxes. The apportionment of that part of the Company's bonus pool paid to the executive officers is determined by the Board of Directors, pursuant to recommendations of the Compensation Committee, according to levels of responsibilities and individual performance. No bonus is payable if the Company fails to earn a profit.

    Under the incentive bonus plan for the Company's subsidiaries, directors, officers, and key employees of each of the subsidiaries are eligible to share in a bonus pool, calculated separately for each subsidiary, amounting to not less than 8% and not more than 15% of such subsidiary's annual earnings before state and federal income taxes. Bonus amounts earned in excess of 8% pre-tax earnings depend upon the degree by which each subsidiary exceeds certain performance criteria, such as sales, net profit, and return on investment. The apportionment of the total amount of the bonus and the recipients thereof are determined by the senior management of the Company and the respective subsidiary according to levels of responsibility and individual performance except that

                                      -9-

approval of the Board of Directors of the Company, pursuant to recommendations of the Compensation Committee, is required for an award to (i) any recipient whose annual salary is equal to or greater than $100,000 and (ii) any division or subsidiary general manager or chief executive officer, regardless of the amount of compensation. Executive officers of the Company may also receive bonuses from the subsidiary bonus pools in their capacities as directors or officers of the subsidiaries. No bonus is payable if the subsidiary fails to earn a profit.

    The amount of the bonus pool of the Company and of each subsidiary is subject to reduction by the amount of (i) any bonuses such as year-end holiday bonuses paid to employees for such year, (ii) the contributions which each such company would be required to make to the retirement plan, if any, on the total bonus pool amount for the accounts of its bonus recipients, and (iii) certain marketing incentives paid to employees for such year.

STOCK OPTION PLAN

    The Company's Stock Option Plan is designed to align the long-term interests of key employees with stockholder interests. The total number of shares available for grants under the Plan is limited to the amount approved by the stockholders. The exercise price of such options may not be less than 100% of the fair market value per share of the Common Stock on the date of the grant. The employees awarded stock options benefit only when the market price of the Company's stock increases to the benefit of all stockholders. The Committee does not routinely or automatically grant stock options to key employees. It has been the practice to grant stock options to executive officers every three to five years. The number of options granted to any individual is dependent on the individual's level of responsibility and ability to influence the performance of the Company and its subsidiaries. No stock options were granted to the named executive officers in 1994.

CEO COMPENSATION

    As with the other executive officers, the compensation of Mr. Gamel consists primarily of salary, incentive bonus, and stock options. Mr. Gamel's salary is reviewed on an annual basis by the Compensation Committee and the Board of Directors at the time of the annual election of officers at the Directors' meeting held in conjunction with the annual stockholders' meeting held in April of each year. The incentive bonus is determined after the end of each year when financial results are available. Stock option grants are not automatic nor awarded on a regular basis.

    The Committee determined that a 5.7% salary increase for Mr. Gamel, effective May of 1994, was appropriate in light of a 3% cost-of-living increase and the Company's 59% increase in net income during the prior year. The Board of Directors approved the recommendation of the Committee.

    A major portion of Mr. Gamel's compensation consists of an annual incentive bonus under the Incentive Bonus Plans described above and, as such, fluctuates with the financial performance of the Company. Although the Company as a whole had record high earnings in 1994, the Committee recommended, and the Board approved, a lesser bonus to Mr. Gamel for 1994 compared to 1993 due to lower performance at certain subsidiaries.

    The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

    The foregoing report is given by the following members of the Compensation Committee.

Rollin J. Sloan             Christopher C. Kraft, Jr.            Charles K. Watt

                                      -10-

SUMMARY COMPENSATION TABLE

    The Summary Compensation Table shows certain compensation information for the Chief Executive Officer and the four other most highly compensated executive officers in 1994 (as the term "executive officer" is defined for proxy purposes by the Securities and Exchange Commission) for services rendered in all capacities during the fiscal years ended December 31, 1994, 1993, and 1992. The dollar value of other annual compensation not properly categorized as salary or bonus, such as perquisites and other personal benefits, did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for any of the named executive officers in any of the years listed.

                          SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                                         COMPENSATION
                                                                         ------------
                                                 ANNUAL COMPENSATION      SECURITIES
                                                ----------------------    UNDERLYING      ALL OTHER
              NAME AND                             SALARY      BONUS     OPTIONS/SARS    COMPENSATION
         PRINCIPAL POSITION              YEAR        ($)       ($)<F1>      (#)<F2>         ($)<F3>
                                         -----   ----------  ----------  ------------    ------------
W. W. Gamel..........................    1994      308,333     186,000        -0-             8,070
  Chairman of the Board, President,      1993      291,333     192,142       30,000          12,549
  and Chief Executive Officer            1992      273,333      95,000        -0-            12,529

C. J. Scribner.......................    1994      250,773     102,107        -0-             9,496
  President of Metric Systems            1993      238,976     119,932       25,000          12,520
  Corporation                            1992      238,685     116,800        -0-            12,215

R. F. Thompson.......................    1994      154,667     126,000        -0-             7,402
  Vice President, Treasurer, and         1993      146,000     134,000       20,000          11,075
  Chief Financial Officer                1992      136,667      79,108        -0-            11,270

R. F. Miles..........................    1994      166,000      98,500        -0-             5,678
  President of Syntron, Inc.             1993      151,700     145,650       15,000           5,871
                                         1992      143,000      13,646        -0-             5,622

J. R. Tippins........................    1994      119,400     104,265        -0-             7,087
  General Counsel and Secretary          1993      112,667     104,594       15,000           7,961
                                         1992      105,333      56,346        -0-             8,309
---------

<F1>Incentive bonus amounts were earned during the years indicated, but paid in the first quarter of the following year.

<F2>Includes stock appreciation rights (SARs) awarded in tandem with each stock option.

<F3>Each of the amounts in this column are matching contributions by the
    Company to the executive officer's account in the Company's Retirement (401(k)) Plan. The amounts for Messrs. Gamel and Scribner each include $600 each year for attending Board meetings.

                                      -11-

OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

    The following table summarizes for each of the named executive officers the number of stock options and stock appreciation rights (SARs), if any, exercised during the year ended December 31, 1994, the aggregate dollar value realized upon exercise, the total number of unexercised options and SARs, if any, held at December 31, 1994, and the aggregate dollar value of in-the-money, unexercised options and SARs, if any, held at December 31, 1994. Value realized upon exercise is the difference between the fair market value of the underlying stock on the exercise date and the exercise or base price of the option or SAR. Value of the unexercised, in-the-money options or SARs at fiscal year-end is the difference between its exercise or base price and the fair market value of the underlying stock on December 31, 1994, which was $23.50 per share. THESE VALUES, UNLIKE THE AMOUNTS SET FORTH IN THE COLUMN HEADED "VALUE REALIZED," HAVE NOT BEEN, AND MAY NEVER BE REALIZED. THE UNDERLYING OPTIONS OR SARS HAVE NOT BEEN, AND MAY NOT BE, EXERCISED; AND ACTUAL GAINS, IF ANY, ON EXERCISE WILL DEPEND ON THE VALUE OF TECH-SYM COMMON STOCK ON THE DATE OF EXERCISE. THERE CAN BE NO ASSURANCE THAT THESE VALUES WILL BE REALIZED. Unexercisable options are those which have not yet vested under the vesting schedule in the Company's 1990 Stock Option Plan.
                       AGGREGATED OPTION/SAR EXERCISES
                              IN 1994 AND FY-END
                              OPTION/SAR VALUES

                                                                         NUMBER OF SECURITIES            VALUE OF UNEXERCISED,
                                                                         UNDERLYING UNEXERCISED                IN-THE-MONEY
                                                                              OPTIONS/SARS                     OPTIONS/SARS
                                          SHARES                            AT FY-END(#)<F1>                 AT FY-END($)<F2>
                                        ACQUIRED ON       VALUE       ----------------------------     ----------------------------
                NAME                    EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
-------------------------------------   -----------    -----------    -----------    -------------     -----------    -------------
W. W. Gamel..........................      -0-            -0-            25,000          18,000           248,125         139,500
C. J. Scribner.......................      -0-            -0-            22,000          15,000           223,750         116,250
R. F. Thompson.......................      -0-            -0-            18,000          12,000           183,875          93,000
R. F. Miles..........................      -0-            -0-             6,000           9,000            46,500          69,750
J. R. Tippins........................      800           4,900           10,500           9,000           106,313          69,750
---------

<F1>Includes stock appreciation rights (SARs) awarded in tandem with each stock option.

<F2>In-the-Money Options/SARs are those where the fair market value of the underlying security exceeds the exercise or base price of the option or SAR.

EXECUTIVE RETIREMENT AGREEMENTS

    The five named executive officers are each parties to retirement agreements with the Company which provide for the payment to each such officer an annual retirement benefit for the remainder of his life commencing at his retirement on or after age 65 in an amount equal to 65% of such executive's highest rate of base salary in effect at any time prior to his reaching age 61 ("Base Salary"). If such executive voluntarily terminates his employment prior to age 65, but on or after age 62, he shall commence receiving his retirement benefit reduced by 1.39% for each full calendar month which his date of termination precedes his 65th birthday, unless such reduction is waived by the Board. The applicable Base Salaries to date of Messrs. Gamel, Scribner, Thompson, Miles and Tippins are $240,000, $231,000, $157,500, $183,000, and $121,600, respectively. The agreements further provide for the payment of a surviving spouse's benefit equal to 37 1/2% of the officer's Base Salary, which is payable annually upon his death to his surviving spouse, if any, for the lesser of ten years or the remainder of her life. The Company's obligation under each of the agreements to pay the retirement benefits terminates if the officer voluntarily leaves the employ of the Company prior to
                                      -12-

reaching age 62 (other than due to death or total and permanent disability) or is terminated for cause. The benefits remain payable in the event of either the executive's termination of employment prior to age 62 because of his total and permanent disability or his termination after reaching age 62, but in both instances are subject to reduction for their early commencement unless such reduction is waived by the Board. Under each of the agreements, the surviving spouse's benefit is not payable if the officer voluntarily leaves the employ of the Company prior to age 62 or is terminated for cause, but is payable if the executive dies while still in the employ of the Company, or after his termination of employment after reaching age 62 or after his termination due to a disability. The agreements also provide the executive with continued Company-provided health benefits after his retirement. The benefits under the agreements are completely vested except for those contained in the agreement with Mr. Miles which provides for 50% vesting after ten years of continuous employment with an additional 10% each year thereafter until fully vested.

    The Company has contributed certain assets to a trust with a commercial bank to provide for the payment of the benefits under the retirement agreements. The amounts held in trust remain available to the claims of creditors of the Company in the event of its bankruptcy or insolvency.

TERMINATION AGREEMENTS

    The Company has entered into Termination Agreements with certain key employees, including the executive officers named in the Summary Compensation Table, which provide that if the employee's employment is terminated during the three-year period following a Change in Control of the Company, as defined in the agreements, other than for cause or by the employee for other than "good reason," the employee will continue to be paid his base salary, participate in the Bonus Plan and receive certain other benefits for the remainder of such three-year period, reduced by any amounts payable to the employee (i) pursuant to a Retirement Agreement and (ii) from other employment.

STOCK OPTION PLANS

    The Company's 1980 Stock Option Plan (the "1980 Option Plan"), which expired on December 31, 1989, provided for the grant of stock options to purchase up to 450,000 shares of the Company's Common Stock and for the grant of stock appreciation rights ("SARs") in tandem therewith to key employees of the Company and its subsidiaries. Options granted pursuant to the 1980 Option Plan which were outstanding on December 31, 1989, may be exercised at any time prior to their respective expiration dates. The 1980 Option Plan provides that effective upon a change in control of the Company, the stock options and SARs then outstanding would become vested and exercisable.

    The Company's 1990 Stock Option Plan, as amended (the "1990 Option Plan"), provides for the grant of stock options to purchase shares of the Company's Common Stock and for the grant of SARs in tandem therewith to (i) key employees of the Company and its subsidiaries as determined by the Company's compensation committee and (ii) the members of the Board of Directors of the Company who are not employees of the Company. The maximum number of shares of Common Stock as to which options or SARs may be granted under the 1990 Option Plan is 858,000 shares, subject to certain adjustments to prevent dilution. The exercise price of such options and SARs may not be less than 100% of the fair market value per share of the Common Stock on the date of grant. The 1990 Option Plan provides that, upon a change in control of the Company, all outstanding stock options and SARs would become immediately vested and exercisable (with certain exceptions).

                                      -13-
SHARE INVESTMENT PERFORMANCE

    The following graph reflects a comparison of the cumulative total return (change in stock price plus reinvested dividends) of the Company's Common Stock from December 31, 1989, through December 31, 1994, with the cumulative total returns reflected in the Media General Financial Services Composite Market Value Index (a broad market index which includes over 7,000 publicly held companies) and the Media General Financial Services Industry Group 171 Index -- Electronic Equipment Manufacturers (a market index reflecting performance of the Company's peers and which includes the Company). The data presented assumes a hypothetical investment of $100 in the Company's stock and in the underlying stocks of each of the two indices as of January 1, 1990, and that all dividends were reinvested.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

          [LINEAR GRAPH WITH COORDINATES INDICATED IN THE TABLE BELOW]

                                             FISCAL YEAR ENDING
                              -------------------------------------------------
                              1989     1990    1991     1992     1993     1994
---------------------------   ----    -----   ------   ------   ------   ------
TECH-SYM CORPORATION.......    100    94.81   138.96   141.56   220.78   244.16
ELECTRONICS EQUIPMENT
 MANUFACTURERS.............    100    97.26   121.17   160.54   231.31   256.74
COMPOSITE MARKET INDEX.....    100    92.98   120.02   124.83   143.29   142.10

                    ASSUMES $100 INVESTED ON JAN. 1, 1990
                         ASSUMES DIVIDENDS REINVESTED
                       FISCAL YEAR ENDING DEC. 31, 1994

    The foregoing price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such Acts.

    There can be no assurance that the Company's share performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future share performance.

                                      -14-

                   RATIFICATION OF INDEPENDENT ACCOUNTANTS

    PROPOSAL 2: THE BOARD OF DIRECTORS HAS UNANIMOUSLY SELECTED PRICE WATERHOUSE LLP, AND URGES YOU TO VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF SUCH FIRM, AS INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE YEAR 1995. PROXIES SOLICITED HEREBY WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE COMMON STOCK PRESENT IN PERSON OR BY PROXY AT THE MEETING AND ENTITLED TO VOTE IS REQUIRED FOR APPROVAL OF THIS PROPOSAL.

    By action of the Board of Directors, Price Waterhouse LLP has been selected as independent accountants of the Company for the year ending December 31, 1995, and the Board of Directors proposes the ratification of such selection. Price Waterhouse LLP has audited the accounts of the Company since 1967. A representative of such firm is expected to be present at the annual meeting of stockholders with the opportunity to make a statement if he desires to do so and will be available to answer appropriate questions.

                                OTHER MATTERS

    The Board of Directors of the Company knows of no business to be presented at the annual meeting other than that stated in the notice of such meeting. In the event, however, that other matters properly come before the meeting or any adjournment thereof, it is intended that the persons named in the accompanying Proxy and acting thereunder will vote in accordance with their best judgment.

    Regardless of the number of shares owned by you, it is important that they be represented at the meeting, and you are respectfully requested to sign, date and return the accompanying Proxy at your earliest convenience.

                                ANNUAL REPORT

    The annual report to stockholders, including consolidated financial statements for the years ended December 31, 1994 and 1993, has been mailed to all stockholders.
                               FORM 10-K REPORT

    UPON THE WRITTEN REQUEST OF EACH STOCKHOLDER SOLICITED HEREBY, ADDRESSED TO THE COMPANY, ATTENTION: J. RANKIN TIPPINS, SECRETARY, 10500 WESTOFFICE DRIVE, HOUSTON, TEXAS 77042, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13A-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934 FOR THE YEAR ENDED DECEMBER 31, 1994.
                                          By Order of the Board of Directors.

                                                   J. RANKIN TIPPINS
                                             GENERAL COUNSEL AND SECRETARY
March 24, 1995
                                      -15-

                           [FORM OF PROXY FRONT SIDE]

PROXY                         TECH-SYM CORPORATION                        PROXY
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) WENDELL W. GAMEL, ROBERT E. MOORE and J. RANKIN TIPPINS, or any of them, lawful attorneys and proxies of the undersigned to vote as Proxy at the Annual Stockholders' Meeting of Tech-Sym Corporation (herein the "Company") to be held on April 25, 1995, and any adjournment(s) thereof, according to the number of votes owned by the undersigned as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS NUMBERED 1 AND 2.

PROPOSAL 1. The Election of Directors:

     [ ] FOR nominees listed below          [ ] WITHHOLD AUTHORITY
         (except as marked                      to vote for all nominees
         to the contrary below)                 listed below

             W. Creech, A. Gallotta, W. Gamel, C. Kraft, R. Moore,
                   C. Scribner, R. Sloan, J. Teresko, C. Watt

         INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
                    NOMINEE, WRITE THAT NOMINEE'S NAME HERE:

______________________________________________________________________________

PROPOSAL 2: Ratification of the appointment of Price Waterhouse LLP as the independent accountants of the Company.

                    [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

                   (continued and to be signed on other side)

                           [FORM OF PROXY BACK SIDE]

In accordance with their discretion, said Attorneys and Proxies are authorized to vote upon such other matters or proposals not known at the time of solicitation of this proxy which may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. ANY PRIOR PROXY IS HEREBY REVOKED.

                                          Dated: _____________________, 1995


                                          __________________________________
                                                      Signature

                                          __________________________________
                                             (Signature if held jointly)

                                          Please sign exactly as your name
                                          appears at the left. When shares are
                                          held by joint tenants, both should
                                          sign. When signing as attorney,
                                          executor, administrator, trustee or
                                          guardian, please give full title as
                                          such. If a corporation, please sign in
                                          full corporate name by president or
                                          other authorized person. If a
                                          partnership, please sign in
                                          partnership name by authorized person.

              PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD
               PROMPTLY, USING THE ENCLOSED ENVELOPE. THANK YOU.